Exhibit 10.4

EXECUTION COPY

BRANDING AGREEMENT

between

VERIZON LICENSING COMPANY

and

IDEARC MEDIA CORP.

November 17, 2006

1

BRANDING AGREEMENT

This Branding Agreement (the “Branding Agreement”), dated as of November 17, 2006, is between Verizon Licensing Company, a Delaware corporation (“Licensor”), and Idearc Media Corp., a Delaware corporation (“IMC” or “Licensee”) (Licensor and Licensee being hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS, Licensor is the owner of, or has a valid license to use and sublicense the use of, the trademarks, service marks, domain names, slogans, geographical indications, trademark designs, logos and trade names identified on Schedules A, B and C attached hereto and hereby made a part of this Branding Agreement (the “Licensed Marks”);

WHEREAS, Verizon Communications Inc. (“Parent”) and Idearc Inc. (“Spinco”) have entered into the Distribution Agreement, dated as of November 13, 2006 (the “Distribution Agreement”), pursuant to which (i) Parent shall separate the Spinco Assets (as defined in the Distribution Agreement) from the Verizon Assets (as defined in the Distribution Agreement), (ii) in exchange for the contribution to Spinco, directly or indirectly, of the Spinco Assets, Spinco shall issue to Parent the Spinco Common Stock (as defined in the Distribution Agreement) and distribute to Parent the Spinco Exchange Debt (as defined in the Distribution Agreement) and cash and (iii) Parent shall distribute all of the issued and outstanding shares of Spinco Common Stock to Parent’s stockholders;

WHEREAS, IMC, Parent and Verizon Services Corp. (“Verizon”) have entered in to Publishing Agreement, dated as of the date hereof, (the “Publishing Agreement”) pursuant to which IMC is willing to fulfill the Publishing Obligations (as defined in the Publishing Agreement) of the Parent on the terms and conditions set forth in the Publishing Agreement;

WHEREAS, for a limited period of time following the closing of the transactions described in the Distribution Agreement (such date, the “Closing Date,” and such event, the “Closing”), Licensee desires to obtain a nonexclusive, limited license to phase out use of the Licensed Marks identified in Schedule A (the “Licensed Schedule A Marks”) in connection with the conduct of the Business (as defined below);

WHEREAS, following the Closing, Licensee desires to obtain an exclusive, limited license to continue to use the Licensed Marks identified in Schedule B (the “Licensed Schedule B Marks”) in connection with the printing and distribution of the Primary Directories (other than Internet Services) and a nonexclusive, limited license to continue to use the Licensed Schedule B Marks in connection with the printing and distribution of Special Directory Products (defined below);

WHEREAS, following the Closing, Licensee desires to obtain a nonexclusive, limited license to continue to use the Licensed Marks identified in Schedule C (the “Licensed Schedule C Marks”) in connection with the conduct of portions of the

Internet Services in the delivery of Directory Products in electronic media; and

WHEREAS, in connection with and furtherance of, and as consideration for, the performance by Licensee of its obligations under the Publishing Agreement, Licensor is willing to grant Licensee the aforementioned limited licenses to use the Licensed Marks in connection with the conduct of the Business but only for so long and to the extent that Licensee performs the Publishing Obligation pursuant to the Publishing Agreement, and upon the following terms and conditions.

AGREEMENT

In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

1.	Definitions.

Capitalized terms used but not defined herein have the meanings assigned to them in the Intellectual Property Agreement (as defined below). Other capitalized terms, as used herein, have the meanings set forth below or in the body of this Branding Agreement.

“Activity Default Notice” is defined in Section 11(d)(v).

“Affiliate” is defined in the Publishing Agreement.

“Business” means the business of publishing and providing directory products and services, consisting principally of searchable (e.g., by alphabet letter or category) multiple wireline telephone listings and classified advertisements primarily of Persons located in the Territory that are targeted primarily at and distributed primarily to end users located in the Territory in tangible media (e.g., paper directories), electronic media (e.g., Internet) and digital media (e.g., PDA download) and soliciting and entering into agreements with advertisers to place advertising in the foregoing directory products; provided, however, the foregoing shall not include directory products and services comprised primarily or substantially of wireless telephone listings.

“Business Day” means a day (excluding Saturday and Sunday) on which banks generally are open for the transaction of business in New York, New York.

“Closing” is defined in the Recitals of this Branding Agreement.

“Closing Date” is defined in the Recitals of this Branding Agreement.

“Directory Product” means a telephone directory product consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple wireline telephone listings and/or classified advertisements that is delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM) or digital media (e.g., PDA download).

“Expanded License Area” or “ELA” is defined in Section 2(b)(iii) of this Branding Agreement.

“ILEC” means an incumbent local exchange carrier.

“IMC” is defined in the Preamble of this Branding Agreement.

“Intellectual Property Agreement” means the Intellectual Property Agreement dated as of the Closing by and between Verizon Services Corp. and Spinco.

“Internet Services” means the marketing, advertising, sale and/or provision of services offered by Company as of the Effective Date, delivered over wireless networks to the handsets of end users, which are known as “SuperPages On the Go” services.

“Licensee” is defined in the Preamble of this Branding Agreement.

“Licensed Marks” is defined in the Recitals of this Branding Agreement.

“Licensed Schedule A Marks” is defined in the Recitals of this Branding Agreement.

“Licensed Schedule B Marks” is defined in the Recitals of this Branding Agreement.

“Licensed Schedule C Marks” is defined in the Recitals of this Branding Agreement.

“License Term” means the Section 2(a) License Term, the Section 2(b) License Term, and/or the Section 2(c) License Term, as applicable.

“Licensor” is defined in the Preamble of this Branding Agreement.

“Non-Compete Agreement” means the Non-Competition Agreement entered into as of the date hereof between Parent and IMC.

“Person” is defined in the Publishing Agreement.

“Primary Directories” is defined in the Publishing Agreement. Without limiting the foregoing, Primary Directories shall also include: (i) any Directory Product Licensee is required to Publish pursuant to the terms of the Publishing Agreement; and (ii) any underlay or overlay (as such terms are generally used in the telephone directories publishing business) print Directories Products that cover all or a portion of a geographic area covered by a Primary Directory.

“Publish” or “Publisher” is defined in the Publishing Agreement.

“Publishing Agreement” is defined in the Preamble of this Branding Agreement.

“Related Agreements” means the Intellectual Property Agreement, the Software Support and License Agreement, the Publishing Agreement, the Branding Agreement and the Transition Services Agreement.

“Restricted Activity Default” is defined in Section 11(d)(v).

“Section 2(a) License” is defined in Section 11(a) of this Branding Agreement.

“Section 2(a) License Term” is defined in Section 11(a) of this Branding Agreement.

“Section 2(b) License” is defined in Section 11(b) of this Branding Agreement.

“Section 2(b) License Term” is defined in Section 11(b) of this Branding Agreement.

“Section 2(c) License” is defined in Section 11(c) of this Branding Agreement.

“Section 2(c) License Term” is defined in Section 11(c) of this Branding Agreement.

“Service Area(s)” is defined in the Publishing Agreement.

“Special Directory Products” means Directory Products (other than Primary Directories) (i) in any Service Area of a type in existence, or substantially similar to those in existence, as of the Closing Date in such Service Area, (ii) in any geographic area in which a Subsidiary of Parent is not the ILEC and Licensee is Publishing Directory Products as of the Closing Date, of a type in existence, or substantially similar to those in existence, as of the Closing Date in such geographic area (as set forth on Schedule A-1), (iii) in the geographic areas set forth in Schedule A-2 (attached hereto) of a type in existence, or substantially similar to those in existence, as of the Closing Date in any area set forth on Schedule A-1, provided that any such geographic area(s) shall be removed from Schedule A-2 to the extent Company has not published a tangible media Directory Product in substantially all of such geographic area using the Licensed Schedule B Marks within eighteen (18) months of the Effective Date, (iv) in an Expanded License Area pursuant to the terms of Section 2(b)(iii), or (v) as may be approved in writing by Licensor for designated geographic areas during the term of this Branding Agreement.

“Spinco” is defined in the Recitals of this Branding Agreement.

“Standards” is defined in Section 4 of this Branding Agreement.

“Subsidiary” means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.

“Telecommunications Services” is defined in Section 11(d)(v) of this Branding Agreement.

“Territory” means (A) with respect to tangible media Directory Products, the then current Service Area(s); and (B) with respect to digital media Directory Products and Internet Services, the United States of America, excluding its territories or possessions, in each case as modified, from time to time, pursuant to: (i) Section 3.9 of the Publishing Agreement; (ii) any partial termination/cancellation pursuant to Section 11 hereof of the licenses granted hereunder; (iii) any termination of the Non-Competition Agreement pursuant to Section 4.2(e) of the Non-Compete Agreement and (iv) any termination/cancellation of a Service Area(s) pursuant to Section 6.2(e) of the Publishing Agreement.

“Transition Services Agreement” means the transition services agreement dated as of between Verizon Information Technology LLC and Spinco.

“Video Services” is defined in Section 11(d)(v) of this Branding Agreement.

2.	Grant of Licenses and Rights.

(a)	Subject to previously granted rights and licenses, if any, and subject to the terms and conditions of this Branding Agreement (including the Section 2(b) License and Section 2(c) License), and effective upon the Distribution (as defined in the Distribution Agreement), Licensor hereby grants to Licensee and to Licensee’s Subsidiaries a limited, personal, royalty-free, fully paid-up, nonexclusive and nontransferable right and license for Licensee and its Subsidiaries to use the Licensed Schedule A Marks in connection with the conduct of the Business (which, solely for purposes of this Section 2(a), will include all products and services sold by Licensee which, as of the Effective Time, use the Licensed Schedule A Marks, wherever sold by the Licensee in the United States Time) during the period of time set forth in this Section 2(a):

(i)

Licensee shall cease and shall cause the Subsidiaries of the Licensee to cease, immediately, but not later than sixty (60) calendar days after the Closing Date, any and all use of the Licensed Schedule A Marks in any fashion or combination on stationery, contracts, purchase orders, agreements and other business forms and writings which could result after the Closing Date in a legal commitment of or which could reasonably result in causing any Person to believe it had obtained a legal commitment from any of Verizon Communications Inc. or any of its Affiliates. Licensee shall cease and shall cause the Affiliates of Licensee to cease, immediately after the Closing Date, any use of the Licensed Schedule A Marks in any fashion or combination, as well as of any other designation indicating affiliation after the Closing Date with any of Verizon Communications Inc. or any of its Affiliates, other than as expressly permitted by Sections 2(b) and 2(c) hereof. As promptly as possible, but no later than within thirty (30) calendar days after the Closing Date, Licensee shall notify, in writing, all customers, suppliers and financial institutions having current business relationships with IMC or its Affiliates that IMC has become a separate entity and is no longer affiliated with Licensor or any of its Affiliates. Notwithstanding the foregoing, on the Closing Date IMC shall file the forms and related documents required to change the name of IMC to a name that does not include any Licensed Schedule A Marks;

(ii)	After the Closing, except as otherwise expressly permitted hereunder, all Licensed Schedule A Marks on all other materials in the possession or under the control of Licensee shall be replaced, removed or covered-over by Licensee, at Licensee’s expense, as soon as possible, but in no event later than one hundred eighty (180) calendar days after the Closing Date for items existing as of the Closing Date with Licensed Schedule A Marks affixed to them that are used by Licensee and its Subsidiaries in their operation of the Business, including, without limitation, use of Licensed Schedule A Marks on buildings, vehicles, equipment, kits, signs, billboards, manual covers and notebooks; provided, however, that the Licensee and its Subsidiaries shall have a period of up to nine (9) months to remove Licensed Schedule A Marks from signs (including signs on buildings and vehicles) to the extent Licensee and its Subsidiaries undertake efforts immediately to remove such Licensed Schedule A Marks from such signs. In addition, Licensee and its Subsidiaries shall not be deemed to have violated this Branding Agreement or to have infringed the rights of Licensor or its Affiliates by reason of: (A) the appearance of the Licensed Schedule A Marks in or on any archival business records or in or on any third party’s publications, marketing materials, brochures, equipment or products that IMC or its Subsidiaries distributed in the ordinary course of business prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which the Licensee or its Subsidiaries have no control; provided that Licensee and its Subsidiaries take reasonable steps to notify such third party of such usage of which it becomes aware, or (B) the use, provided that such use shall exist for no more than one (1) year after the Closing Date, by the Licensee or its Subsidiaries of the Licensed Schedule A Marks in a non-trademark manner for purposes of conveying to customers or the general public that the name of their businesses have changed or the change in ownership;

(iii)

Subject to Section 2(a)(i) above, from and after the Closing, Licensee shall not use or include, and Licensee shall cause its Subsidiaries not to use or include, the Licensed Schedule A Marks as or in their corporate, popular or trade names, or in any advertising or publications placed or published after the Closing

Date. Any such advertising and publications placed or published on or before the Closing shall be discontinued and not be renewed after the Closing; provided that with respect to directory publications that are in production and cannot be reasonably modified to delete the applicable Licensed Schedule A Marks, that have already been distributed by IMC to end users, or that are in the process of being distributed by IMC to end users, Licensee shall not be required to discontinue any such directory publication until the end of the scheduled term of such directory publication (which for the purposes of this proviso shall be deemed to be no later than eighteen (18) months from the Closing Date); and

(iv)	From and after the Closing, Licensee shall not use or include, and Licensee shall cause the Subsidiaries of the Licensee not to use or include, the Licensed Schedule A Marks in the sale or offer for sale of any products or services, except as otherwise provided in subsections 2(a)(i), 2(a)(ii) and 2(a)(iii) above.

(b)	Subject to previously granted rights and licenses, if any, and subject to the terms and conditions of this Branding Agreement and effective upon the Closing, Licensor hereby grants to Licensee and to its Subsidiaries the following licenses:

(i)	a personal, royalty-free, fully paid-up, (A) exclusive and nontransferable (except and to the extent expressly permitted pursuant to Section 16 below) right and license to use the Licensed Schedule B Marks in connection with the conduct of the Business in the Territory (excluding digital media Directory Products and Internet Services) by IMC and its Subsidiaries during the Section 2(b) License Term of this Branding Agreement; and without limiting the grant of rights pursuant to Sections 2(b) and 2(c), (B) nonexclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license to use the Licensed Schedule B Marks in connection with the publishing, printing and distribution of Special Directory Products and the distribution of digital media Directory Products, in each case only in the specified geographic area in which such Special Directory Product and the Territory in which such digital media directory Product is authorized to be Published and for the license term specified below;

(ii)

a personal, royalty-free, fully paid-up, (A) exclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license to use the Licensed Schedule B Marks in connection with the solicitation of and sale to Persons solely located in or solely conducting business in the Territory of classified advertising and telephone listings for inclusion in tangible media Directory Products in the Territory during the Section 2(b) License

Term; and (B) nonexclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license to use the Licensed Schedule B Marks in connection with the solicitation of and sale to (1) Persons located in or conducting business in the Territory of classified advertising and telephone listings for inclusion in Directory Products during the Section 2(b) License Term; and (2) Persons of classified advertising and telephone listings for inclusion in Special Directory Products during the shorter of the term approved for such Special Directory Products or the use of Licensed Schedule B Marks on such Special Directory Products;

(iii)

during the term of this Branding Agreement and provided Licensee and its Affiliates are in full compliance with the terms of this Branding Agreement, Licensee may request and, subject to the following, Licensor shall grant, additional personal, royalty-free, fully paid-up, non-exclusive rights and licenses to Licensee to use the Licensed Schedule B Marks in connection with Special Directory Products in a specified geographic area of the United States of America (excluding its territories, possessions and the State of Hawaii) other than (A) any current or future Service Area, (B) any geographic area set forth on Schedule A-1 or Schedule A-2, (C) any geographic area as to which a previously granted License to Licensee was terminated, cancelled or expired, or (D) any geographic area in which Licensor or its Affiliates has announced, commenced or developed definitive business plans to provide services as a LEC and to provide any Directory Products using any of the Licensed Schedule B Marks, provided that this exception shall terminate if Licensor or its Affiliates have not commenced operations as a LEC within eighteen (18) months of the date notice was given to Licensor as provided below (any such specified geographic area, other than the excluded geographic area(s), an “Expanded License Area” or “ELA”); such Expanded License Area Licenses shall, unless sooner terminated/cancelled, expire on the thirtieth (30th) anniversary of the Effective Date, and shall be subject to the same terms and conditions of this Branding Agreement as Licenses granted for the markets listed on Schedule A-2, including the termination/cancellation provisions, provided that Licensee shall provide notice to Licensor of its request for license not less than ninety (90) days prior to commencing any marketing, sales, or other activity involving the use of the Licensed Schedule B Marks in the proposed ELA and the ELA License shall automatically be granted thirty (30) days after delivery of such notice unless Licensor has notified Licensee that the conditions for receipt of an ELA License have not been met, further provided that any ELA License granted hereunder shall automatically terminate if Licensee or its Affiliate has not published a tangible media Special

Directory Product in substantially all of such ELA using the Licensed Schedule B Marks within eighteen (18) months of the date notice was first given to Licensor; and, notwithstanding any other term or condition of this Branding Agreement, an Expanded License Area License shall automatically terminate/cancel with respect to any Expanded License Area in which Verizon or any of its Affiliates becomes a LEC by merger, acquisition of assets or stock or otherwise and is subject to Publishing Obligations with respect to such ELA, such termination/cancellation becoming effective on the eighteenth (18th) month anniversary of the occurrence of such event; and

(iv)	notwithstanding the provisions of Section 2(a), a personal, royalty-free, fully paid-up, nonexclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license, during the Section 2(b) License Term, to identify Licensee (including on business cards, correspondence, order forms, approved signage for Primary Directories or Special Directory Products, customer bills and sales collateral, provided they include, respectively, billing and sales collateral for Primary Directories or Special Directory Products bearing Licensed Schedule B Mark or Licensed Schedule C Mark) as “the official publisher of Verizon print directories” in a form and content approved by Licensor pursuant to Section 4.

(c)	Subject to previously granted rights and licenses, if any, and subject to the terms and conditions of this Branding Agreement and effective upon the Closing, Licensor hereby grants to Licensee and to its Subsidiaries the following licenses:

(i)	a personal, royalty-free, fully paid-up, nonexclusive and nontransferable (except and to the extent expressly permitted pursuant to Section 16 below) right and license to use the Licensed Schedule C Marks in connection with the marketing, advertising, sale and provision of the Internet Services by IMC and its Subsidiaries during the Section 2(c) License Term; and

(ii)	a personal, royalty-free, fully paid-up, nonexclusive and nontransferable (except and to the extent expressly permitted pursuant to Section 16 below) right and license to use the Licensed Schedule C Marks in connection with the solicitation of and sale primarily to Persons located in or conducting business in the Territory or the then current geographic areas covered by the Special Directory Products of classified advertising and telephone listings for inclusion in the Internet Services of the Business during the Section 2(c) License Term.

(d)	Licensee shall have the right to grant sublicenses during the License Term of its licensed rights with respect to the Licensed Schedule B Marks and Licensed Schedule C Marks to its Subsidiaries, resellers, agents, distributors and dealers in connection with the conduct solely in the Territory and the then current geographic areas covered by the Special Directory Products of the applicable portion of the Business of Licensee and Licensee’s Subsidiaries during the applicable License Term; provided that:

(i)	Licensee shall not grant any other sublicense without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed;

(ii)	Such sublicenses shall be in writing, shall be subject to compliance with the terms of this Branding Agreement, shall provide for a term not to exceed the applicable License Term, shall terminate when this Branding Agreement or the applicable license terminates, is cancelled or expires, whichever occurs first, and shall prohibit further sublicensing without Licensor’s prior written consent;

(iii)	Such sublicenses shall provide that should the sublicensee or any of its Affiliates become bankrupt or file a petition in bankruptcy, or should the business of any such entity be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by voluntary act of the entity or otherwise, all licenses and rights granted pursuant to such sublicense to such entity (including its Affiliates, if any) shall terminate automatically;

(iv)	Such sublicenses do not include any rights or licenses under the Licensed Schedule A Marks; and

(v)	Licensee shall not have the right to grant any sublicenses to any provider of Telecommunication Services or Video Services.

(e)	Licensee may sublicense the Licensed Schedule B Marks and Licensed Schedule C Marks to any Person (other than any provider of Telecommunication Services or Video Services) with which Licensee forms a joint venture, marketing alliance, co-branding alliance or strategic alliance, in each instance solely to permit such joint venture, marketing alliance, co-branding alliance or strategic alliance to market, advertise, sell and provide products and services in the conduct solely in the Territory of the applicable portion of the Business by Licensee and Licensee’s Subsidiaries in connection with the Licensed Schedule B Marks and Licensed Schedule C Marks; provided that:

(i)	Licensee shall not grant such sublicenses without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed;

(ii)	Such sublicenses shall be in writing, shall be subject to compliance with the terms of this Branding Agreement, shall provide for a term not to exceed the applicable License Term, shall terminate when this Branding Agreement or the applicable license terminates, is cancelled or expires or when the joint venture or alliance terminates, is cancelled or expires, whichever occurs first, and shall prohibit further sublicensing without Licensor’s prior written consent;

(iii)	Such sublicenses shall provide that should the sublicensee, any Person in such joint venture or alliance, or any Affiliates of any of the foregoing become bankrupt or file a petition in bankruptcy, or should the business of any such entity be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by voluntary act of the entity or otherwise, all licenses and rights granted pursuant to such sublicense to such entity (including its Affiliates, if any) shall terminate automatically; and

(iv)	Such sublicenses do not include any rights or licenses under the Licensed Schedule A Marks.

(f)

Except and to the extent expressly permitted pursuant to Sections 2(b) and 2(c) hereof, Licensee, its Subsidiaries and Licensee’s sublicensees shall not use the Licensed Marks in connection with the marketing, advertising, sale or provision of any goods or services to Persons outside the Territory or otherwise in the conduct of any Business outside of the Territory; provided, however, (i) Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees may provide a de minimis number of Directory Products using the Licensed Schedule B Marks to Persons located outside of the Territory or the geographic area in which such Directory Product is permitted to be Published; and (ii) the inclusion of de minimis content from outside the Territory or the geographic area in which such

Directory Product is permitted to be Published in Directory Products primarily including listings of Persons located in the Territory or geographic area in which such Directory Product is permitted to be Published and primarily directed at end users located in the Territory or geographic area in which such Directory Product is permitted to be Published shall not be a use of the Licensed Marks outside of the Territory or geographic area in which such Directory Product is permitted to be Published. Licensee’s conduct of the Business in the form of Internet Services using the Licensed Schedule C Marks pursuant to the Section 2(c) License on the initial screen of the service (but only for a period of time not to exceed 4 seconds) and on the menu screen of the user’s handset does not constitute the marketing, advertising, sale or provision of goods or services or the conduct of the Business outside of the Territory using Licensed Schedule C Marks.

(g)	Except and only to the extent expressly provided in the exclusive licenses granted pursuant to this Branding Agreement, and then only during the term of such exclusive license, nothing contained herein shall restrict Licensor’s ability to use or sublicense the use of any Licensed Marks. Notwithstanding the foregoing, nothing contained herein shall prevent Licensor or its Affiliates from using any Licensed Marks to: (i) market, advertise, sell or provide internet-based services or the Internet Services on and through websites on the Internet, including, but not limited to the website at “www.verizon.com,” or any other communications networks; (ii) publish and provide directory products and services primarily comprised of listings of Persons located or doing business outside of the Territory for which an exclusive license has been granted; (iii) publish and provide directory products and services primarily comprised of listings of Persons located or doing business outside of the Territory for which an exclusive license has been granted but including listings of Persons located or doing business in the Territory for which an exclusive license has been granted that are de minimis when compared to the entirety of the listings included in such directory products and services and when compared to the totality of the listings that are available in the Territory for which an exclusive license has been granted for inclusion in such directory products and services; (iv) publish and provide directory products and services primarily comprised of listings of wireless telephone numbers, including those of Persons located or doing business in the Territory for which an exclusive license has been granted; (v) distribute or make available in the Territory for which an exclusive license has been granted any of the foregoing directory products or services.

3.	Inspection and Quality Control.

(a)	Licensor has the right to control the quality of the products and services marketed, advertised, sold or provided by Licensee, Licensee’s

Subsidiaries and Licensee’s sublicensees in connection with the use of the Licensed Marks as specifically described herein.

(b)	Licensee agrees that the nature and quality of all products and services provided by Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees which are marketed, advertised, sold or provided under or in association with the use of any Licensed Marks shall conform to such guidelines and standards as are provided in writing from time to time by Licensor, and, in any event, shall be of at least the quality of the products and services provided by IMC under the Licensed Marks immediately prior to the Closing.

(c)	Licensee agrees to reasonably cooperate, and to require Licensee’s Subsidiaries and Licensee’s sublicensees to cooperate, with Licensor in facilitating Licensor’s control of the nature and quality of the products and services provided by Licensee, Licensee’s Subsidiaries or Licensee’s sublicensees in connection with the use of the Licensed Marks, and to permit (and require its Subsidiaries and sublicensees to permit) reasonable, periodic inspections of Licensee’s, Licensee’s Subsidiaries’ and Licensee’s sublicensees’ operations as requested in writing by Licensor. Such inspection shall be at Licensor’s expense. Licensee agrees, and will require Licensee’s Subsidiaries and Licensee’s sublicensees to agree, that the products and services provided by Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees which are marketed, advertised, sold or provided in connection with the use of the Licensed Marks will be marketed, advertised, sold and provided in accordance with all applicable laws and regulations and in compliance with any regulatory agency that has jurisdiction over such matters.

(d)	Except to the extent that compliance with the last sentence of Section 3(c) requires a higher standard of quality, Licensor agrees that Licensee will have met the required standards of quality with respect to the physical attributes (i.e., paper quality, weight and thickness, materials used for covers, spine tabs, tip ons and fold out, but expressly excluding any content or intellectual property in or on the foregoing) of a tangible Directory Product if Licensee can demonstrate that such physical attributes of its Directory Products are of at least of the quality as those provided by the three largest publishers of tangible Directory Products in the United States (excluding Licensee).

4.	Form of Use of Licensed Marks.

(a)

Licensee agrees that the style of use of the Licensed Schedule B Marks and Licensed Schedule C Marks shall be in the form and style conforming to Licensor’s trademark usage guidelines and Brand Identity Standards (“Standards”) attached hereto as Schedule D, as approved by Licensor. Licensor may update the Standards from time to time. Licensee shall comply with any updated Standards as soon as reasonably practicable. Licensee shall submit to Licensor for review and approval, prior to proposed use, materials in which the Licensed Schedule B Marks or Licensed Schedule C Marks are used in accordance with the following:

(i)	At least thirty (30) calendar days prior to proposed use – during the first six (6) months after the Closing Date;

(ii)	At least fifteen (15) calendar days prior to proposed use – during the second six (6) months after the Effective Date; and

(iii)	At least ten (10) calendar days prior to proposed use – during the balance of the Term of this Branding Agreement.

Licensee, its Subsidiaries and Licensee’s sublicensees shall not publish, distribute or use any such advertising. promotional materials or products or services in which the Licensed Schedule B Marks or Licensed Schedule C Marks are used without the prior written approval of the representative of Licensor listed on Schedule 4(a), which Schedule Licensor may amend from time to time:

(b)	Licensee also agrees that Licensee shall cause to appear on all advertisements, promotions and other displays on or in connection with which the Licensed Schedule B Marks or Licensed Schedule C Marks are used, such legends, markings and notices as Licensor may require in order to give appropriate notice of any trademark rights therein.

(c)	Notwithstanding any other provision of this Agreement, Licensee may not include on the front or back cover (inside or outside), tabs, spine or other three sides of, or packaging containing any print Directory Product or the cover, home page or similar feature of any non-print Directory Product (i) any advertising for Telecommunications Services or Video Services (other than that of Licensor or its Affiliates) or (ii) any name or brand (1) that is identified with the provision of Telecommunications Services or Video Services (other than that of Licensor or its Affiliates) except as required by applicable law or the Legal and Regulatory Requirements or (2) of any entity engaged in any business of the type listed in the “Restricted Headings” section of the Advertising Policies attached as Schedule 4(d).

(d)

Subject to Licensor’s prior written approval, Licensee may co-brand the front covers and spines of the print Directories Products on which it is licensed to use the Licensed Schedule B Marks hereunder with any trademark or trade name of Licensee (the “Publisher Co-Brand Marks”), provided that: (i) with respect to Primary Directories, the Licensed Schedule B Marks are clearly the dominant brand (i.e., the Publisher Co-Brand Marks will not be more than 80% of the size of the Licensed Schedule B Marks, except as otherwise approved in writing by Licensor)

on such covers and spines and (ii) with respect to Special Directory Products on which the Schedule B Marks appear, the Schedule B Marks are at least 80% of the size of the Publisher Co-Brand Marks and, in each case, the co-branding complies with the then current Standards.

(e)	During the Section 2(b) License Term, and unless otherwise expressly agreed in writing by Licensor the Licensed Schedule B Marks will appear, at no cost to Licensor, clearly and conspicuously on the front cover and the spine of each Primary Directory in the Territory (a) in the format and style specified in the then current Standards and (b) in compliance with all other provisions of this Agreement. The design and layout of the front cover and the spines of any print Directories upon which any of the Licensed Schedule B Marks will appear must be approved in writing by Licensor, and must comply with the then current Standards and the provisions of this Agreement. Licensee may not make any change to the Standards without the prior written consent of Licensor, which will not be unreasonably withheld, particularly as necessary to permit Licensee to take advantage of advertising sales opportunities that are being utilized by other significant directory publishers. Upon Licensor’s request, Licensee will provide Licensor with copies of the front cover and spine of any print Directory upon which any of the Licensed Marks will appear prior to publication in order for Licensor to ensure compliance with this Section 4(e).

(f)	Licensee shall not be required to use the Licensed Schedule B Marks on any Special Directory Products.

5.	Ownership and Goodwill.

(a)	Licensee acknowledges, and will obtain the acknowledgment of Licensee’s Subsidiaries and Licensee’s sublicensees, that one or more of Licensor’s Affiliates is the sole and exclusive owner of rights in the Licensed Marks, and Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees undertake not to challenge the validity of the Licensed Marks, or the registration or application for registration or ownership of the Licensed Marks by such Affiliate(s) of Licensor, and agree that Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees will do nothing inconsistent with such ownership.

(b)

Licensee further acknowledges and agrees, and will obtain the acknowledgment and agreement of Licensee’s Subsidiaries and Licensee’s sublicensees, that all use of the Licensed Marks by Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees and all goodwill developed therefrom shall inure to the benefit of and be on behalf of Licensor. Licensee agrees, and Licensee’s Subsidiaries and Licensee’s sublicensees will agree, that nothing in this Branding Agreement shall give Licensee, Licensee’s Subsidiaries or Licensee’s sublicensees any right, title or interest in or to the Licensed Marks other than the right to use the Licensed Marks in the manner expressly permitted by this Branding Agreement.

(c)	Licensee agrees, and will obtain the agreement of Licensee’s Subsidiaries and Licensee’s sublicensees, that Licensee, Licensee’s Subsidiaries and Licensee’s sublicensees will not utilize the Licensed Marks or any confusingly similar trademarks, service marks, trade names or domain names, except as expressly permitted hereunder. Licensee agrees that it will not (and will obtain the agreement of Licensee’s Subsidiaries and Licensee’s sublicensees that they will not) hereafter seek registration of the Licensed Marks or any confusingly similar trademarks, service marks, trade names or domain names in its own name or in the name of Licensee’s Subsidiaries.

(d)	Licensee agrees, and will obtain the agreement of Licensee’s Subsidiaries and Licensee’s sublicensees, to cooperate with Licensor, at Licensor’s expense, in the procurement of any registration of the Licensed Marks which Licensor may choose to undertake at Licensor’s sole discretion, including, but not limited to supplying evidence of use of the Licensed Marks to Licensor.

6.	Infringement.

(a)	In the event that Licensee, any of Licensee’s Subsidiaries or Licensee’s sublicensees becomes aware of any unauthorized use of the Licensed Marks in the Territory, or of any uses of confusingly or substantially similar trademarks, service marks, trade names or domain names, on or in connection with the marketing, advertising or provision of similar products or services (each, an “Unauthorized Use”), Licensee shall promptly provide Licensor with written notice thereof.

(b)

Licensor shall have the right, but not the obligation (except as otherwise expressly provided in this Section 6(b) or in Section 6(c)), to challenge and attempt to eliminate each Unauthorized Use. In the event that Licensor decides to bring an enforcement action, Licensee shall reasonably cooperate (and shall require Licensee’s Subsidiaries and Licensee’s sublicensees to reasonably cooperate), at Licensor’s expense, with Licensor in investigating, prosecuting and settling any enforcement action instituted by Licensor against any Person engaging in an Unauthorized Use. Licensor may bring an action in the name of Licensor alone or in the name of both Licensor and Licensee (including Licensee’s Subsidiaries and Licensee’s sublicensees) with counsel of Licensor’s choosing but at Licensor’s expense. Licensee, at its own expense, shall have the right to participate with counsel of its own choice in the investigation, prosecution and/or settlement of any such enforcement action instituted by Licensor.

Licensor shall retain any and all proceeds recovered in any such enforcement action.

(c)	Subject to Section 6(b), neither Licensee, any Subsidiary of Licensee nor any of Licensee’s sublicensees shall have the right to prosecute or settle an infringement action against any Person who engages in an Unauthorized Use.

7.	Filing, Prosecution and Maintenance.

Licensor shall be responsible for and shall use commercially reasonable efforts to file, prosecute and maintain all trademarks and domain names and related registrations and registration applications for the Licensed Marks in the Territory. Except and to the extent expressly provided herein, nothing contained in this Branding Agreement shall be construed as:

(a)	requiring the securing or the maintaining of any intellectual property protection for the Licensed Marks;

(b)	a warranty or representation as to the validity or scope of the Licensed Marks;

(c)	an agreement to bring or prosecute actions or suits against third parties for Unauthorized Use; or

(d)	conferring by implication, estoppel or otherwise any license or other right under any other Intellectual Property, except as expressly granted herein.

8.	Indemnification.

(a)	Licensee, on behalf of itself, Licensee’s Subsidiaries and Licensee’s sublicensees, shall indemnify and hold harmless Licensor and its officers, directors, stockholders, employees and agents from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, and expenses, including without limitation the costs and expenses (including reasonable attorney’s fees), as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation asserted by a third party, to the extent caused by, relating to, based upon, arising out of or in connection with the use of a Licensed Mark by Licensee or its Subsidiaries or sublicensees on or after the Closing Date. Licensee’s indemnity obligation is contingent upon Licensor giving (to the extent Licensor has received notice of any such action, suit, proceeding or investigation), and Licensor shall give, prompt written notice to Licensee of any action, suit, proceeding or investigation asserted by a third party against Licensor or any of its Affiliates to the extent caused by, relating to, based upon, arising out of or in connection with such use of a Licensed Mark by Licensee or its Subsidiaries or sublicensees on or after the Closing Date.

(b)

Licensor, on behalf of itself and its Affiliates, shall indemnify and hold harmless Licensee and its officers, directors, stockholders, employees and agents from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, and expenses, including without limitation the costs and expenses (including reasonable attorney’s fees), as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation asserted by a third party, to the extent caused by, relating to, based upon, arising out of or in connection with the use of a Licensed Mark by Licensor or its Affiliates prior to the Closing Date. Licensor’s indemnity obligation is contingent upon Licensee giving (to the extent Licensee has received notice of any such action, suit, proceeding or investigation), and Licensee shall give, prompt written notice to Licensor of any action, suit, proceeding or investigation asserted by a third party against Licensee or any of its Affiliates to the extent caused by, relating to, based upon, arising out of or in connection with such use of a Licensed Mark by Licensor or its Affiliates prior to the Closing Date.

9.	Assignment of Goodwill.

Licensee, on behalf of itself, Licensee’s Subsidiaries and Licensee’s sublicensees, hereby assigns to Licensor any and all goodwill Licensee, Licensee’s Subsidiaries or Licensee’s sublicensees may have accrued through any use it may have made of the Licensed Marks through the Effective Date, and agrees to and does hereby assign to Licensor any and all goodwill Licensee, Licensee’s Subsidiaries or Licensee’s sublicensees may accrue through any use they may make or have made of the Licensed Marks after the Effective Date.

10.	Additional Licensed Schedule B Marks and Licensed Schedule C Marks.

The Parties may wish to extend this Branding Agreement to cover additional trademarks, service marks, domain names, slogans, geographical indications, trademark designs, logos or trade names owned by Licensor that it desires to license to Licensee and Licensee’s Subsidiaries and, in such event, the Parties agree that a letter agreement signed by both Parties shall be sufficient to extend this Branding Agreement and all of the terms and conditions hereof to such additional trademarks, service marks, domain names, slogans, geographical indications, trademark designs, logos or trade names, if any.

11.	Term and Termination/Cancellation.

The term of this Branding Agreement shall commence at the Effective Time, and shall expire as described below, unless otherwise terminated, cancelled or extended as provided in this Section.

(a)	Except and to the extent otherwise provided in this Branding Agreement, the license granted pursuant to Section 2(a) of this Branding Agreement to phase out use of the Licensed Schedule A Marks (the “Section 2(a) License”) shall continue for the period of time set forth in Section 2(a), unless otherwise terminated or cancelled in accordance with one of the provisions in Section 11(d) below (the “Section 2(a) License Term”).

(b)	With the exception of the expiration of the Section 2(a) License described above and the Section 2(c) License described below, the provisions of this Branding Agreement related to the license granted pursuant to Section 2(b) of this Branding Agreement to use the Licensed Schedule B Marks, except as otherwise provided in the approval for Special Directory Products (the “Section 2(b) License”), shall continue until the first to occur of (i) the expiration of the term of the Publishing Agreement, (ii) as to any geographic area listed on Schedule A-1 or A-2 or other Special Directory Products, the non-use or cessation of use by Licensee of the Licensed Schedule B Marks on tangible media Directory Products in such geographic area(s) for a continuous period of twenty-seven (27) months, (iii) termination/cancellation of the Publishing Agreement, or (iv) termination or cancellation of this Branding Agreement in accordance with one of the provisions in Section 11(d) below (the “Section 2(b) License Term”).

(c)	With the exception of the expiration of the Section 2(a) License and the Section 2(b) License described above, the provisions of this Branding Agreement related to the license granted pursuant to Section 2(c) of this Branding Agreement to use the Licensed Schedule C Marks (the “Section 2(c) License”), shall continue until the first to occur of (i) cessation of use by Licensee of the Licensed Schedule C Marks, (ii) cessation of use by Licensee of the Licensed Schedule B Marks, (iii) termination/cancellation of the Publishing Agreement, or (iv) termination or cancellation of this Branding Agreement in accordance with one of the provisions in Section 11(d) below (the “Section 2(c) License Term”).

(d)	Termination/Cancellation/Suspension.

(i)	This Branding Agreement and/or the Section 2(b) and/or 2(c) License may be terminated and cancelled at any time by mutual written agreement of the Parties.

(ii)	Licensee may terminate this Branding Agreement at any time upon delivering written notice to Licensor.

(iii)	If Licensee or any of its Subsidiaries voluntarily files for bankruptcy or makes an assignment for the benefit of its creditors, or an involuntary assignment or bankruptcy petition is made or filed against Licensee or any of its Subsidiaries, Licensor may immediately terminate the rights and licenses under Licensed Marks granted herein to the applicable entity, provided that notwithstanding the foregoing, Licensor shall have no right to terminate the rights and licenses under the Licensed Marks pursuant to this Section 11(d)(iii) if Licensee and/or its Subsidiaries are reorganizing within the context of a bankruptcy proceeding.

(iv)	If Licensor reasonably determines that Licensee’s conduct of its Business using the Licensed Marks materially does not meet the requirements set forth in this Branding Agreement (each, a “Deficiency”), Licensor may notify Licensee in writing, providing Licensee with a description of the Deficiencies (“Notice of Deficiency”). Licensee shall cure the Deficiencies within thirty (30) days after receipt of the Notice of Deficiency, and shall provide Licensor with evidence of such cure. If a Deficiency is not cured to the reasonable satisfaction of Licensor within forty-five (45) days following receipt of the Notice of Deficiency, Licensor may terminate/cancel this Branding Agreement (including Licensee’s license to identify itself as the official print directory publisher of Licensor) with respect to the Service Area in which the Deficiency specified in such Deficiency Notice occurred. Licensor may terminate this Branding Agreement in its entirety if Licensor has terminated/cancelled this Branding Agreement with respect to 20% or more of Licensor’s Subscribers (as defined in the Publishing Agreement) in the Service Areas, such percentage determined by using as a numerator the total number of Licensor’s Subscribers in the Service Areas with respect to which this Branding Agreement has been terminated/cancelled by Licensor and as a denominator the total number of Licensor’s Subscribers in the Service Areas in which Licensee would be permitted to use the Licensed Marks as set forth in this Branding Agreement had Licensor not elected to terminate/cancel this Branding Agreement with respect to any such Service Areas.

(v)

If Licensee or any of its Subsidiaries (i) engages in the marketing, sale or distribution of (A) any telecommunications, broadband access, internet connectivity, wireless communications or other comparable or successor telephony or voice or data products or services (“Telecommunication Services”) or (B) any video-conferencing, television, cable, broadcast satellite, video-on-demand or other video services (“Video Services”) in any Service Area, (ii) acts as a sales agent for any Person with respect to the marketing, sale or distribution of Telecommunications Services or Video Services (other than Licensor or its Affiliates) in any Service Area or (iii) enters into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with any Person (other than Licensor or its Affiliates) pursuant to which such Person’s Telecommunications Services or Video Services are offered, marketed, sold or priced or otherwise provided in any Service Area in connection with Licensee’s Directory Products (each of clauses (i), (ii) and (iii), a “Restricted Activity Default”), Licensee shall be in default of this Agreement and Licensor may provide written notice to Licensee specifying such Restricted Activity Default in reasonable detail (an “Activity Default Notice”).

For avoidance of doubt, the Parties acknowledge that it shall not constitute a Restricted Activity Default if any owner or Affiliate of Licensee is a provider of Telecommunications Services or Video Services outside of the Service Area, so long as the activities set forth in clauses (i), (ii) and (iii) of the preceding sentence are not occurring in any Service Area with respect to any of Licensee’s Directory Products. So long as Licensee is in compliance with Section 4 (c), the Standards, Section 3.3(a)(ii) of the Publishing Agreement, and all other applicable provisions of this Agreement, the inclusion of advertising of a provider of Telecommunications Services or Video Services in any Directory Products shall not constitute a Restricted Activity Default. If within ninety (90) days of Licensee’s receipt of any Activity Default Notice Licensee has not cured the Restricted Activity Default specified in such Activity Default Notice, Licensee may terminate/cancel this Branding Agreement (including Licensee’s license to identify itself as the official print directory publisher of Licensor) with respect to the Service Area in which the Restricted Activity Default specified in such Activity Default Notice occurred. Notwithstanding the foregoing, if Licensee provides Licensor with written notice disputing the existence of the Restricted Activity Default specified in such Activity Default Notice within ninety (90) days of Licensee’s receipt of such Activity Default Notice, the Parties shall act in good faith to resolve such dispute and determine the appropriate remedial action pursuant to a Breach Resolution Process (as defined in the Publishing Agreement). If it is then determined that the Restricted Activity Default specified in such Activity Default Notice occurred and remains uncured, Licensor may terminate/cancel this Branding Agreement (including Licensee’s license to identify itself as the official print directory publisher of Licensor) with respect to the Service Area in which the Restricted Activity Default specified in such Activity Default Notice occurred. Licensor may terminate this Branding Agreement in its entirety if Licensor has terminated/cancelled this Branding Agreement with respect to 20% or more of Licensor’s Subscribers (as defined in the Publishing Agreement) in the Service Areas, such percentage determined by using as a numerator the total number of Licensor’s Subscribers in the Service Areas with respect to which this Branding Agreement has been terminated/cancelled by Licensor and as a denominator the total number of Licensor’s Subscribers in the Service Areas in which Licensee would be permitted to use the Licensed Marks as set forth in this Branding Agreement had Licensor not elected to terminate/cancel this Branding Agreement with respect to any such Service Areas.

(vi)	Upon any termination/cancellation of the Publishing Agreement pursuant to Sections 6.1(a), 6.2(a) or 6.2(c) thereof, this Branding Agreement shall terminate/cancel in its entirety.

(vii)	Upon any termination/cancellation of the Publishing Agreement pursuant to Sections 6.1(b), 6.2(b) or 6.2(d) thereof, this Branding Agreement shall terminate/cancel with respect to the applicable Service Area.

(viii)	If Licensor or its Affiliates cease providing service in a Service Area pursuant to the terms of Section 3.9 of the Publishing Agreement, the Branding Agreement shall terminate/cancel with respect to such Service Area.

(ix)	If there is a termination with respect to any geographic area set forth on Schedules A-1 or A-2 pursuant to section 4.2(e) of the Non-Compete Agreement, the Section 2(b) License granted hereunder with respect to such geographic area shall terminate on the eighteen (18) month anniversary of the non-compete termination.

12.	Effect of Termination/Cancellation/Expiration.

Upon any termination, cancellation or expiration of this Branding Agreement or of any Section 2(b) or 2(c) License, all rights of Licensee, Licensee’s Subsidiaries and any authorized sublicensees to use the applicable Licensed Marks in the manner provided for in this Branding Agreement shall revert automatically to Licensor, and Licensee, Licensee’s Subsidiaries and all authorized sublicensees shall immediately discontinue all use of the applicable Licensed Marks and shall, at Licensee’s discretion, destroy or deliver to Licensor all materials bearing the applicable Licensed Marks; provided that any print directory products for which production has been completed prior to the date of termination, and which cannot be reasonably modified to delete the applicable Licensed Schedule B Marks therefrom, may be distributed by Licensee, its Subsidiaries and all authorized sublicensees pursuant to the terms and conditions of this Branding Agreement.

13.	Specific Performance.

The Parties acknowledge and agree that Licensor would be irreparably damaged in the event any of the provisions of this Branding Agreement or any sublicense are not fully performed by Licensee or its Subsidiaries or sublicensees in accordance with their specific terms or are otherwise breached by the Licensee or its Subsidiaries or sublicensees and that in such event money damages would be an inadequate remedy for Licensor. Accordingly, Licensee, on behalf of itself and on behalf of Licensee’s Subsidiaries and sublicensees hereby agrees that the Licensor shall be entitled to seek an immediate injunction to prevent any breaches, including anticipatory or further breaches, of the provisions of this Branding Agreement and any sublicense and to enforce specifically the terms and provisions hereof in any action instituted in any federal, state or foreign court having jurisdiction, in addition to any other remedy to which the Licensor may be entitled at law or in equity. It is understood between the Parties that, in addition to the injunctive relief mentioned above, the Licensor shall be entitled to any other relief which may be deemed proper and customary, whether at law or in equity, as of the time such relief is sought, subject to the limitations and restrictions, if any, set forth in this Branding Agreement.

14.	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

This Branding Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to the principles of conflict of law thereof. Each of the Parties (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in connection with any dispute that arises out of this Branding Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Branding Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or a New York state court. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Branding Agreement or any transaction contemplated hereby.

15.	Severability.

If the application of any one or more of the provisions of this Branding Agreement shall be unlawful under applicable law and regulation, then the Parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Branding Agreement. Should any portion of this Branding Agreement be deemed to be unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portion were initially deleted.

16.	Successors and Assigns.

This Branding Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding anything to the contrary, Licensee may, upon prior notice to Licensor: (i) assign, without the consent of Licensor, any of the rights and obligations hereunder to any Affiliate of Licensee that is actually conducting the Business of Licensee, provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Branding Agreement; or (ii) assign, without the consent of Licensor, any of its rights and obligations hereunder to a third party in connection with a sale of all or substantially all of the Business of Licensee and Licensee’s Subsidiaries (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise) in the Territory, provided that such third party agrees in writing to be bound by the terms and conditions of this Branding Agreement. This Branding Agreement shall be freely assignable and transferable by Licensor to its Affiliates, any assignee of the Licensed Marks or any successor in interest of Licensor.

17.	Further Assurances.

The Parties shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments or documents, as the other Party may reasonably request in order to carry out the intent and purposes of this Branding Agreement.

18.	Notice.

All notices and other communications under this Branding Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, delivery charges prepaid, or five (5) Business Days after being sent by registered or certified mail (return receipt requested), postage prepaid, or three (3) Business Days after being sent by an internationally recognized express courier service, postage or delivery charges prepaid, to the Parties at their respective addresses stated on Schedule 18. Notices may also be given by facsimile and shall be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other Party in accordance with this Section 18, except that any notice of such change of address shall not be effective unless and until received.

19.	Amendment; Waiver.

This Branding Agreement may be amended only by agreement in writing of all Parties. No waiver of any breach of, or default under, this Branding Agreement shall constitute a waiver of any other breach of, or default under, this Branding Agreement, and no waiver shall be effective unless made in writing and signed by an authorized representative of the Party waiving the breach or default.

20.	Entire Agreement.

This Branding Agreement and Schedules A, B, C and D attached hereto contain the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior understandings and agreements of the Parties with respect thereto.

21.	Headings.

All captions and headings in this Branding Agreement are for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

22.	No Agency.

Nothing herein shall be construed as creating any agency, partnership or other form of joint enterprise between Licensor and Licensee.

23.	Survival.

The provisions of Sections 1, 3, 4, 5, 7, 8, 9, and 11 through 26 shall survive the termination, cancellation or expiration of this Branding Agreement and continue in full force and effect thereafter.

24.	Negation of Other Rights and Licenses.

Except and only to the extent expressly set forth in Section 2 of this Branding Agreement, or as expressly set forth in the Related Agreements, Licensee, on behalf of itself and its sublicensees, agrees that no other rights or licenses, express or implied, are granted under any other intellectual property rights of Licensor or its Affiliates.

25.	Counterparts; Facsimile.

This Branding Agreement may be signed and delivered either originally or by facsimile, and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.	Usage.

All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument defined or referred to herein means such instrument as from time to time amended, modified or supplemented, including by waiver or consent and includes references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument has such meaning whether or not such instrument or Law is in effect. “Shall” and “will” have equal force and effect. “Hereof,” “herein,” “hereunder” and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References in an instrument to “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to a section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Branding Agreement to be executed in duplicate originals by its duly authorized representatives as of the date first above written.

VERIZON LICENSING COMPANY

By:	/s/ Leonard C. Suchyta
Name:	Leonard C. Suchyta
Title:	VP & Associate General Counsel

IDEARC MEDIA CORP.

By:	/s/ Katherine J. Harless
Name:	Katherine J. Harless
Title:	President

SCHEDULE A

Licensed Schedule A Marks

1.	Trademarks

ANY AND ALL TRADEMARKS CONTAINING “VERIZON”, “VZ”, “GTE”, “VISC”, “VIS”, “VERIZON INFORMATION SERVICES” OR ANY TRADEMARK OWNED BY LICENSOR OR ITS AFFILIATES AND SIMILAR TO OR DERIVED FROM THE FOREGOING

2.	Trade Names

Verizon Information Services Inc.

ANY OTHER NAMES CONTAINING “VERIZON”, “VZ”, “GTE”, “VISC”, “VIS”, “VERIZON INFORMATION SERVICES” OR ANY NAME OWNED BY LICENSOR OR ITS AFFILIATES AND SIMILAR TO OR DERIVED FROM THE FOREGOING

3.	Domain Names

ANY OTHER DOMAIN NAMES CONTAINING “VERIZON”, “GTE”, “VISC”, “VIS” OR “VERIZON INFORMATION SERVICES” OR ANY DOMAIN NAME OWNED BY LICENSOR OR ITS AFFILIATES AND SIMILAR TO OR DERIVED FROM THE FOREGOING

SCHEDULE B

Licensed Schedule B Marks

1.	Trademarks

VERIZON

2.	Trade Names

NONE

3.	Domain Names

NONE

SCHEDULE C

Licensed Schedule C Marks

1.	Trademarks

Verizon

2.	Trade Names

NONE

3.	Domain Names

NONE